Exhibit 16.1

July 5, 2019

Securities and Exchange Commission

100 F Street, N.E.

Washington DC 20549

USA

Ladies and Gentlemen:

We have read the statements made by Sundial Growers Inc. under the heading “Change in the Registrant’s Certifying Accountant”, which we understand will be filed with the Securities and Exchange Commission as part of the Registration Statement on Form F-1 of Sundial Growers Inc. dated July 5, 2019. We agree with the statements concerning our firm contained therein, except that we are not in a position to agree or disagree with the Company’s statements that the audit committee decided to engage KPMG LLP to serve as the Company’s new independent registered public accounting firm.

Yours very truly,

/s/ MNP LLP

MNP LLP

Calgary, Alberta, Canada

1500, 640 – 5TH AVENUE SW, CALGARY AB, T2P 3G4 1.877.500.0792 T: 403.263.3385 F: 403.269.8450 MNP.ca